                                                                     Exhibit 2.1


                          -----------------------------


                            STOCK PURCHASE AGREEMENT

                          DATED AS OF FEBRUARY 13, 1998

                                      AMONG

                             CONTINUCARE CORPORATION

                    CONTINUCARE REHABILITATION SERVICES, INC.

                                       AND

                        INTEGRATED HEALTH SERVICES, INC.

                                       AND

                         REHAB MANAGEMENT SYSTEMS, INC.,

                               INTEGRACARE, INC.,

                           J.R. REHAB ASSOCIATES, INC.



                          -----------------------------

                                TABLE OF CONTENTS

                                                                                                               PAGE

ARTICLE I: PURCHASE AND SALE; NON-ASSUMED OBLIGATIONS; PURCHASE PRICE ............................................1
         1.1      Purchase and Sale...............................................................................1
         1.2      Non-Assumed Obligations.........................................................................1
         1.3      Closing.........................................................................................2
         1.4      Deliveries at Closing...........................................................................2
         1.5      Section 338(h)(10) Election.....................................................................2

ARTICLE II: REPRESENTATIONS AND WARRANTIES OF THE SELLER AND COMPANY .............................................2
         2.1      Organization and Corporate Power................................................................2
         2.2      Authorization...................................................................................2
         2.3      Title to and Validity of Shares; Identification Numbers.........................................3
         2.4      Title, Condition to Personal Property...........................................................3
         2.5      Government Approvals............................................................................4
         2.6      Financial Information; Indebtedness.............................................................4
         2.7      Events Subsequent to the Date of the Financial Statements.......................................5
         2.8      Litigation......................................................................................5
         2.9      Compliance with Laws............................................................................6
         2.10     Taxes...........................................................................................6
         2.11     Real Property...................................................................................6
         2.12     Assets Comprising the Business..................................................................7
         2.13     Patents, Trademarks, Etc........................................................................7
         2.14     Employee Matters................................................................................7
         2.15     Licenses and Permits............................................................................8
         2.16     Contracts and Commitments.......................................................................8
         2.17     Bank Accounts...................................................................................9
         2.18     Insurance Coverage..............................................................................9
         2.19     ERISA...........................................................................................9
         2.20     No Brokers or Finders..........................................................................10
         2.21     Transactions with Affiliates...................................................................10
         2.22     No Conflicts or Defaults.......................................................................10
         2.23     Environmental Compliance.......................................................................11
         2.24     Disclosures....................................................................................11
         2.25     Accounts Receivable............................................................................
         2.26     Medicare/Medicaid .............................................................................12
         3.1      Organization and Corporate Power...............................................................12
         3.2      Authorization..................................................................................12
         3.3      Absence of Conflicting Agreements..............................................................12
         3.4      No Brokers or Finders..........................................................................12

ARTICLE IV: TAX MATTERS..........................................................................................13
         4.1      Termination of Tax Sharing Agreement...........................................................13
         4.2      Seller's Returns and Taxes.....................................................................13
         4.3      Purchaser's Returns and Taxes..................................................................13
         4.4      Tax Cooperation................................................................................13
         4.5      Indemnification................................................................................14
         4.6      Notification of Proceedings; Control; Refunds..................................................14
         4.7      Section 338 Matters............................................................................15



         4.8      Tax Effect of Payments.........................................................................15

ARTICLE V: OBLIGATIONS OF PARTIES AFTER CLOSING..................................................................15
         5.1      Survival of Representations and Warranties.....................................................15
         5.2      Indemnification................................................................................16
         5.3      Restrictions...................................................................................17
         5.4      Delivery of Records............................................................................18
         5.5      Access to Records..............................................................................18
         5.6      Cooperation - Further Assistance...............................................................18
         5.7      Audited Financial Statements...................................................................18
         5.8      Termination of Contracts.......................................................................18
         5.9      Lockbox Collections............................................................................18
         5.10     Employee Matters...............................................................................18
         5.11     Consulting Agreement...........................................................................18
         5.12     Insurance Matters..............................................................................19

ARTICLE VI: CERTAIN DEFINITIONS..................................................................................19

ARTICLE VII: MISCELLANEOUS.......................................................................................20
         7.1      Amendments and Waivers.........................................................................21
         7.2      Notices........................................................................................21
         7.3      Expenses.......................................................................................21
         7.4      Indemnification for Broker Fees................................................................21
         7.5      Counterparts...................................................................................22
         7.6      Effect of Headings.............................................................................22
         7.7      Further Assurances.............................................................................22
         7.8      Governing Law; Arbitration.....................................................................22
         7.9      Attorneys' Fees................................................................................22
         7.10     Entire Agreement...............................................................................22
         7.11     Severability...................................................................................22
         7.12     Binding Effect and Assignment..................................................................23
         7.13     Publicity......................................................................................23


                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT, dated as of February 13, 1998 ("Agreement"), is entered into by and among INTEGRATED HEALTH SERVICES, INC., a Delaware corporation (the "Seller"), REHAB MANAGEMENT SYSTEMS, INC., a Florida corporation, INTEGRACARE, INC., a Florida corporation, and J.R. REHAB ASSOCIATES, INC., a North Carolina corporation (each a wholly-owned subsidiary of the Seller such subsidiaries being collectively referred to as the "Companies"), and CONTINUCARE CORPORATION, a Florida corporation ("Continucare"), and CONTINUCARE REHABILITATION SERVICES, INC., a Florida corporation ("Purchaser").

                                R E C I T A L S:

         A. The Companies are engaged in the business of providing outpatient rehabilitation and contract rehabilitation services (such business, as conducted by the Companies, is herein referred to as the "Business").

         B. Purchaser desires, upon the terms and subject to the conditions set forth herein, to purchase all of the issued and outstanding shares of capital stock of the Companies (the "Shares").

         C. The Seller owns, and desires to sell to Purchaser, all of the Shares upon the terms and subject to the conditions set forth herein.

         D. Continucare owns all of the issued and outstanding shares of stock of Purchaser, and is entering into this Agreement as an inducement to Seller.

         E. Certain capitalized terms used in this Agreement are defined in
Article V hereof.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound agree as follows:

     ARTICLE I: PURCHASE AND SALE; NON-ASSUMED OBLIGATIONS; PURCHASE PRICE

                  1.1 PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement, the Seller hereby sells to the Purchaser and the Purchaser hereby purchases from the Seller, the Shares for a total purchase price (the "Purchase Price") of Ten Million ($10,000,000.00) Dollars, payable in cash at the Closing.

                  1.2 NON-ASSUMED OBLIGATIONS. The Seller expressly acknowledges and agrees that the Seller shall retain, and that Purchaser shall not assume or otherwise be obligated to pay, perform, defend, or discharge any liabilities or obligations (collectively the "Non-Assumed Obligations") related to (i) any intercompany payables due from the Company to the Seller, (ii) any Medicare or Medicaid cost report adjustments with respect to services performed by IntegraCare, Inc. at any time on or before December 31, 1996, or (iii) any claim by Jim Hough pertaining to IHS's conduct in selling the Companies except to the extent that any such claim seeks enforcement of a stated monetary obligation (including severance and benefits) in Mr. Hough's employment agreement with IHS, or (iv) any claim by Jim Hough for consequential damages resulting from any alleged breach prior to the closing of Mr. Hough's employment agreement with IHS.

                  1.3 CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement is taking place simultaneously with the execution of this Agreement.

                  1.4 DELIVERIES AT CLOSING. Simultaneously herewith, the parties are delivering the following:

                  (i) Purchaser is delivering to Seller the Purchase Price in accordance with Section 1.1 hereof;

                  (ii) the Seller is delivering to Purchaser the certificates for the Shares, duly endorsed or accompanied by stock powers duly endorsed in blank;

                  (iii) Seller is delivering to Purchaser an assignment of all of Seller's rights under (A) the employment agreements between the Seller and Jim Hough, John Redrup, Roger Van Dyke, and Joseph Faulk ("Executive Employment Agreements") and (B) all indemnification provisions of the Purchase Agreements; and

                  (iv) Purchaser is delivering to Seller an assumption of certain obligations under the Employment Agreements.

                  1.5 SECTION 338(h)(10) ELECTION. Seller and Purchaser shall jointly make or cause to be made the election under Section 338(h)(10) of the Code (and any comparable election under state or local tax law) with respect to each of the Companies specified by the Purchaser.

      ARTICLE II: REPRESENTATIONS AND WARRANTIES OF THE SELLER AND COMPANY

         In order to induce Continucare and the Purchaser to consummate the transactions under this Agreement, the Seller and the Companies, jointly and severally, make the following representations and warranties, which are true, correct and complete in all respects on the date hereof:

                  2.1 ORGANIZATION AND CORPORATE POWER. Each Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and (ii) has all requisite corporate power and authority to own its properties and to carry on its business as presently conducted. The Companies are duly licensed or qualified to do business as foreign corporations in the respective jurisdictions set forth on SCHEDULE 2.1, and in the jurisdictions wherein the character of their respective properties, or the nature of their respective activities presently conducted by them, makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect. Except as set forth on SCHEDULE 2.1, no Company, nor Seller with respect to the Business, files franchise, income, or other Tax returns in any jurisdiction based upon the ownership or use of its property therein or its derivation of income therefrom, and no proceeding relating to the dissolution or merger of the Companies or the amendment of their respective certificates of incorporation is pending or has been commenced or is contemplated. Neither the Seller nor any Company is in violation in any material respect of its certificate or articles of incorporation or bylaws. A true and correct copy of each of the certificates of incorporation and bylaws of the Seller and each Company, as amended to date, has been furnished to the Purchaser.

                  2.2 AUTHORIZATION. The Seller and each Company has all necessary corporate power and authority, and has taken all necessary corporate action, including shareholder consent, required for the due authorization, execution, delivery and performance by them of this Agreement and the Related Agreements to which they are a party, and the consummation of the transactions contemplated herein or therein. This Agreement is, and upon execution and delivery, the Related Agreements to which the Seller or any Company is a party will be, valid and binding obligations of the Seller and such Company, enforceable in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws which affect creditors' rights generally.

                  2.3 TITLE TO AND VALIDITY OF SHARES; IDENTIFICATION NUMBERS. Except as set forth on Schedule 2.3, the Seller has good and marketable title to and unrestricted power to vote and sell the Shares designated as owned by the Seller, free and clear of any Lien and, upon purchase and payment therefor by Purchaser, in accordance with the terms of this Agreement, Purchaser will obtain good and marketable title to all such Shares free and clear of any Lien. All Shares owned by the Seller have been duly authorized and validly issued and are fully paid and non-assessable. All Shares are registered in the name of the Seller. Except as disclosed on Schedule 2.3, the Companies have no subsidiaries nor any investment or other interest in any Person. SCHEDULE 2.3 sets forth the employer identification numbers, and the Medicare or Medicaid numbers used by the Companies in connection with the Business.

                  2.4 TITLE, CONDITION TO PERSONAL PROPERTY.

                  (a) Except as set forth on SCHEDULE 2.4(a) each Company owns, or has good and valid leasehold interests or licenses in, all of the personal property comprising such Company's assets held for use or used in connection with such Company's Business (the "Assets"), and has good and valid title to all such personal property (tangible and intangible) (or in the case of personal property which is leased or licensed to it, such Company has the right to use such personal property superior in right to all others), subject to no Liens other than Permitted Liens (as defined below). Except to the extent it would not have a Material Adverse Effect, all of such personal property comprising equipment, improvements, furniture and other tangible personal property, whether owned or leased, is functioning in the manner and for the purpose for which it was intended, and is suitable to enable Purchaser to operate the Business in a normal manner. Except as set forth on Schedule 2.4(a), neither Seller nor any Company has granted any option or other right to acquire any portion of the Shares, Assets or the Business other than pursuant to this Agreement, which option or right is in effect on the date hereof. There are no pending or, to the Knowledge of Seller, threatened condemnation proceedings relating to any of leased properties used in connection with the Business.

                  (b) "Permitted Liens" means:

                           (i) each lien set forth on Schedule 2.4(b) hereto;

                           (ii) carriers', warehouseman's, mechanics,
                  materialmen's, repairmen's or other like liens arising in the ordinary course of business which do not exceed $50,000 in the aggregate;

                           (iii) deposits to secure the performance of bids,
                  trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature incurred in the ordinary course of business, provided that each such deposit shall be included in the Assets;

                           (iv) pledges or deposits in connection with worker's
                  compensation, unemployment insurance, and other social security legislation;

                           (v) judgment liens which, in the aggregate, secure
                  amounts not in excess of $50,000 and which are in existence less than thirty (30) days after the entry thereof and which are being contested in good faith and with respect to which adequate cash reserves have been established and with respect to which execution has been stayed or the payment of which is covered in full (subject to a reasonable and customary deductible) by insurance; and

                           (vi) liens for the payment of taxes accrued but not
                  yet payable.

                  2.5 GOVERNMENT APPROVALS. No consent, approval, license or authorization of, or designation, declaration or filing with, any Governmental Authority is or will be required on the part of the Seller or any Company in connection with the execution, delivery and performance by the Seller or such Company of this Agreement or any of the Related Agreements, except for those the absence of which would not have a Material Adverse Effect.

                  2.6 FINANCIAL INFORMATION; INDEBTEDNESS.

                  (a) Attached as Schedule 2.6 are true and complete copies of unaudited profit and loss statements (the "Income Statements") and balance sheets (the "Balance Sheets") for the year ended December 31, 1997 with respect to the Business as operated by the respective Companies (the Income Statements and Balance Sheets are collectively referred to hereinafter as the "Financial Statements"). Except as disclosed on SCHEDULE 2.6(a), the Financial Statements
(i) are in accordance with the books and records of the Business of the applicable Company, which books and records are complete and accurate in all material respects, (ii) present fairly and accurately, in all material respects the financial condition of the Business of the applicable Company as of the dates of the balance sheets, (iii) present fairly and accurately, in all material respects in accordance with GAAP, the results of operations of the Business of the applicable Company for the periods covered by such statements,
(iv) include all adjustments which are necessary for a fair presentation of the financial condition of the Business of the applicable Company and of the results of operations of such Company for the periods covered by such statements, and
(v) make full and adequate provisions for all liabilities or obligations of the Business of the Company, whether accrued, absolute, contingent or otherwise in accordance with GAAP. Except as set forth on SCHEDULE 2.6(a), the Income Statements do not contain any material items of special or nonrecurring income or expense or any other income not earned or expense not incurred in the ordinary course of business except as expressly specified therein, and, except as so set forth, the Financial Statements include all adjustments, which consist only of normal recurring accruals, necessary for such presentation.

                  (b) Other than as set forth in the Financial Statements, or as set forth on SCHEDULE 2.6(b) hereof, the Companies have no liabilities or obligations, contingent or otherwise (including pursuant to any guaranty), which are not adequately reflected in or reserved against in the Financial Statements, except for liabilities incurred since December 31, 1997 in the ordinary course of business, consistent with past practice and not materially adverse to Company. Other than as set forth on SCHEDULE 2.6(b) or SCHEDULE 2.7 since December 31, 1997, there has been no change in the business, assets, liabilities, condition (financial) or operations of the Companies, except for changes which, individually or in the aggregate, would not have a Material Adverse Effect.

                  (c) SCHEDULE 2.6(c) attached hereto sets forth (i) a list of all Indebtedness of the Companies outstanding, on a consolidated basis, on the date hereof, (ii) other than as set forth on Schedule 2.4(b), any Lien with respect to such Indebtedness, and (iii) a list of each instrument or agreement governing such Indebtedness (true and correct copies of which have been provided to the Purchaser). Except as set forth on SCHEDULE 2.6(c), no default exists with respect to or under any such Indebtedness or any instrument or agreement relating thereto, which has not been waived in writing by the holder thereof.

                  2.7 EVENTS SUBSEQUENT TO THE DATE OF THE FINANCIAL STATEMENTS. Except as disclosed in SCHEDULE 2.7, or the Financial Statements, or as contemplated by this Agreement, since December 31, 1997 neither Company, nor Seller with respect to any Company, has (i) declared, set aside or paid any dividends, or made any distributions or payments, in respect of its equity securities, or repurchased, redeemed or otherwise acquired any equity or other securities or issued any shares or other units of any equity or other securities; (ii) merged into or with or consolidated with, any other corporation or acquired the business or assets of any Person; (iii) purchased any securities of any Person; (iv) amended its articles of incorporation or bylaws; (v) issued any securities relating to its shares of capital stock, or granted, or entered into any agreement to grant, any options, convertibility rights, other rights, warrants, calls or agreements relating to its shares of capital stock, or redeemed, repurchased or otherwise reacquired any of its shares; (vi) created, incurred, assumed, guaranteed or otherwise became liable or obligated with respect to any indebtedness for borrowed money, or made any loan or advance to, or any investment in, any Person, except in each case in the ordinary course of business and consistent with past practices; (vii) made any change in any existing election, or made any new election, with respect to any tax law in any jurisdiction which change or election could have a Material Adverse Effect on the tax treatment of the Companies or their business operations before or after the date hereof; (viii) entered into, amended or terminated any agreement, except to the extent such action would not have a Material Adverse Effect; (ix) sold, transferred, leased, mortgaged encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any properties or assets except (a) in the ordinary course of business, (b) pursuant to any agreement specified in SCHEDULE 2.16, or (c) where such sale, lease, transfer, mortgage, encumbrance or other disposition would not have a Material Adverse Effect; (x) settled any claim or litigation, or filed any material motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator; (xi) incurred or approved, or entered into any agreement or commitment to make, any expenditures in excess of $50,000 other than those required pursuant to any agreement set forth in SCHEDULE 2.16 in the ordinary course of business consistent with past practice with and on a basis consistent with prior periods; (xiii) engaged in any one or more activities or transactions outside the ordinary course of business; (xiv) made any increase in (a) the rate of compensation payable or to become payable to its directors, officers, physicians, agents, or employees, or (b) the payment of any bonus, payment or arrangement made to, for or with any of its directors, officers or employees, except, as required in an agreement set forth in SCHEDULE 2.16 or by any benefit plans set forth in SCHEDULE 2.19(b) or otherwise in the ordinary course of business consistent with past practice, (xv) sold, assigned, transferred or granted any license with respect to any patent, trademark, trade name, service mark, copyright, trade secret or other intangible asset, except pursuant to license or other agreements set forth on SCHEDULE 2.13 or to the extent such action would not have a Material Adverse Effect; (xvi) suffered any loss of property or waived any right of substantial value whether or not in the ordinary course of business that could have a Material Adverse Effect; (xvii) made any change in the manner of business or operations of the Companies or made any change in any of its accounting methods or practices which could have a Material Adverse Effect; or (xviii) committed to do any of the foregoing.

                  2.8 LITIGATION. Except as disclosed on SCHEDULE 2.8, there are no claims, actions, suits, investigations or proceedings against any Company (or Seller with respect to the Business) in any court or before any Governmental Authority, or before any arbitrator (whether covered by insurance or not) pending or, to the Knowledge of the Seller, threatened, against any Company (or Seller with respect to the Business) which (i) questions the validity of this Agreement, or any other Related Documents or any action taken or to be taken pursuant hereto or thereto, or (ii) could reasonably be expected to have a Material Adverse Effect on the right, title or interest of the Purchaser to the Shares, Assets or the Business. Neither Seller nor the Company is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other governmental agency, which default could have a Material Adverse Effect.

                  2.9 COMPLIANCE WITH LAWS. The Seller and each Company is and has been in compliance with the Legal Requirements applicable to the Business, other than failures to so comply that would not have a Material Adverse Effect. Except as set forth on SCHEDULE 2.9, neither Seller (with respect to the Business) nor any Company has received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any Governmental Authority or any other written notice that would indicate that there is not currently compliance with such Legal Requirements, including without limitation, those relating to the delivery of, referrals for, and billing and payment for health care items and services, investment interests in health care providers, and those relating to the Medicare and Medicaid programs and (b) there are no adverse orders, judgments, writs, injunctions, decrees or demands of any court or administrative body, domestic or foreign, or of any other governmental agency or instrumentality, domestic or foreign, outstanding against any Company, the Shares, Assets or Seller with respect to the Business, other than those that would not have a Material Adverse Effect. To the Knowledge of the Seller, no Company and no employees, agents, contractors and shareholders of any Company, are engaged in any activities which are prohibited under the federal anti-kickback statute or the Stark Law, 42 U.S.C. sections 1320a-7b or 1395nn, or the regulations promulgated thereunder, or related or similar state or local statutes or regulations, and which could have a Material Adverse Effect.

                  2.10 TAXES. Each Company has filed all Tax Returns required to be filed within the applicable periods for such filings and has timely paid all Taxes (including any foreign, federal, state or local Taxes) required to be paid. No deficiencies for any Tax have been proposed or assessed against any Company (or Seller with respect to any Company). To the Knowledge of the Seller, except as disclosed on Schedule 2.10, there is no audit of the Tax Returns of any Company pending or contemplated. There is no lien for Taxes, whether imposed by any federal, state, local or foreign taxing authority, outstanding against the Assets, properties or the Business.

                  2.11 REAL PROPERTY.

                  (a) No Company owns any real property (other than leaseholds).
SCHEDULE 2.11 sets forth the addresses of all real property that any Company leases or subleases, and any Lien, other than Permitted Liens, on any such leasehold interest, specifying in the case of each such lease or sublease, the name of the lessor or sublessor, as the case may be, and the lease term.

                  (b) To the Knowledge of Seller, there is no violation of any material law, regulation or ordinance (including without limitation laws, regulations or ordinances relating to zoning, environmental, city planning or similar matters) relating to any real property leased or subleased by any Company.

                  (c) All the leases listed on SCHEDULE 2.11 are valid and enforceable and are in full force and effect, and except as disclosed on
SCHEDULE 2.11, there are no defaults by any Company under any of such leases or, to the Knowledge of the Seller, by any other party thereto, which might have a Material Adverse Effect on the present use by the applicable Company or the Purchaser of the property listed on SCHEDULE 2.11. Except as set forth on
SCHEDULE 2.11, no consent or approval of the lessor or sublessor of any of the leases listed on SCHEDULE 2.11 is required for the performance by the Seller of this Agreement and the Related Agreements.

                  2.12 ASSETS COMPRISING THE BUSINESS. The Assets represent all of the real and personal property, licenses, intellectual property, permits and authorizations, contracts, leases and other agreements that are necessary to the operation of the Business as now operated. Except as set forth in SCHEDULE 2.12 or as otherwise expressly set forth in this Agreement neither Seller (as opposed to any Company) nor any other Person (i) owns any personal property, licenses, intellectual property, permits or authorizations, or (ii) has entered into any contracts, leases or other agreements that are necessary to the operation of the Business as now operated.

                  2.13 PATENTS, TRADEMARKS, ETC.

                  (a) Set forth on SCHEDULE 2.13 is a list and brief description of all material patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names and copyrights, and all applications for such that are in the process of being prepared, owned by or registered in the name of any Company (or Seller with respect to the Business), or of which Seller is a licensor or licensee or in which Seller has any right which relates and is material to the Business, and in each case a brief description of the nature of such right. To the Knowledge of the Seller, the Companies own or possess adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, formulae, trade secrets and know how (collectively, "Intellectual Property") to conduct the Business as presently conducted, except to the extent that any lack of ownership or possession would not have a Material Adverse Effect. No claim is pending or, to the Knowledge of the Seller, threatened to the effect that the operations of any Company infringe upon or conflict with the asserted rights of any other person under any material Intellectual Property, and Seller has no knowledge of any such claim (whether or not pending or threatened). No claim is pending or, to the Knowledge of the Seller, threatened to the effect that any such material Intellectual Property owned or licensed by the Seller, or which the Seller otherwise has the right to use and is material to the Business, is invalid or unenforceable by the Seller, and Seller has no knowledge of any such claim (whether, or not pending or threatened).

                  (b) Each of the Companies owns or licenses all computer software programs or other electronic data transmission, storage, or computation programs utilized in the Business (collectively, the "Computer Software"). No other Computer Software is required for Seller or the Companies to operate the Business as presently conducted.

                  2.14 EMPLOYEE MATTERS. No employees of any Company (the "Employees") are represented by any labor union or similar organization and there are no pending or, to the Knowledge of the Seller, threatened activities the purpose of which is to achieve such representation of all or some of such Employees. To the Knowledge of the Seller, except as set forth on SCHEDULE 2.14,
(a) the Business is operating and has been operated in compliance in all respects with all Legal Requirements covering employment and employment practices, terms and conditions of employment and wages and hours, including the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act of 1988 (the "Warn Act"), any such Legal Requirements respecting employment discrimination, equal opportunity, affirmative action, employee privacy, wrongful or unlawful termination, workers' compensation, occupational safety and health requirements, labor/management relations and unemployment insurance" or related matters and there are no threatened or pending claims relating thereto, in each case, except to the extent such noncompliance or claims would not have a Material Adverse Effect, (b) there is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of Seller, threatened against or affecting the Business, and neither Seller nor any Company has experienced any work stoppage or other labor difficulty affecting the Business in the last year which would have had a Material Adverse Effect, and (c) except as set forth on SCHEDULE 2.14 OR 2.19(b), in the event of termination of the employment of any Employee, Purchaser will not, pursuant to any agreement with Seller or any Company or by reason of any representation made or plan adopted by Seller or any Company prior to the Closing, be liable to any employee for so-called "severance pay" parachute payments or any other similar payments or benefits, including, without limitation, post-employment healthcare (other than pursuant to COBRA) or insurance benefits. Except as disclosed on
SCHEDULE 2.14, none of the officers or other key employees of any Company has notified Seller or such Company of his or her present intention to terminate his or her employment with such Company. To the Knowledge of the Seller, no director, officer or employee of or consultant to any Company is in violation of any material terms of any employment contract, non-competition agreement, non-disclosure agreement, or other contract or agreement containing restrictive covenants relating to the right of any such director, officer, employee or consultant to be employed or engaged by such Company because of the nature of the business conducted or proposed to be conducted by such Company, or relating to the use of trade secrets or proprietary information of others.

                  2.15 LICENSES AND PERMITS. Each Company has all the permits, licenses, orders, certifications, franchises and other rights and privileges of all federal, state, local or foreign governmental or regulatory bodies necessary for such Company to conduct the Business as presently conducted (collectively, the "Licenses and Permits") except to the extent the absence of which would not have a Material Adverse Effect. All of such Licenses and Permits are listed on
SCHEDULE 2.15. With respect to the Licenses and Permits listed on SCHEDULE 2.15 (or that are required to be listed on SCHEDULE 2.15), except to the extent same would not have a Material Adverse Effect, (a) such Licenses and Permits are in full force and effect, (b) to the Knowledge of the Seller, no suspension or cancellation of any of such Licenses and Permits is threatened, and, (c) to the Knowledge of Seller none of such Licenses and Permits will be affected by the consummation of the transactions contemplated in this Agreement and the Related Agreements. No Company is in default under any of such Licenses and Permits.

                  2.16 CONTRACTS AND COMMITMENTS.

                  (a) Except as set forth on SCHEDULE 2.11 or SCHEDULE 2.16 attached hereto, no Company is a party (nor is Seller a party, with respect to the Business) to any oral or written (i) contract relating to the provision of or reimbursement for services performed at the facilities serviced by such Company which accounted for the payment of at least $10,000 per month during the preceding 12-month period (including, without limitation, each contract and agreement with an insurance company, health maintenance organization, preferred provider organization, independent practitioner association or other third party payor for health care items and services or provider network or organization),
(ii) consulting agreement not terminable on 60 days or less notice involving the payment of more than $50,000 per annum, (iii) joint venture agreement, (iv) noncompetition or similar agreements that restrict such Company from engaging in a line of business either in total or in a particular territory or for a particular period, (v) agreement with any executive officer or other employee of such Company, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving such Company of the nature contemplated by this Agreement and which provides for the payment of in excess of $50,000, (vi) agreement with respect to any employee of such Company providing any term of employment beyond one year or compensation guaranty in excess of $50,000 per annum, (vii) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (viii) contract or agreement that cannot by its terms be terminated by such Company with 30 days or less notice without penalty and involves annual payments in excess of $50,000, (ix) contract or agreement for capital expenditures involving payments in excess of $50,000, (x) any agreement for the sale of assets that have a net book value of $50,000 or more, or (xi) contract or agreement that is material to such Company or the Business. True and correct copies of such agreements have been provided to the Purchaser. Except as noted in Schedule 2.7, neither Seller nor any Company has received notice that any party to any agreement or any client of such Company intends to terminate, limit or restrict its relationship with such Company, except to the extent such termination, limitation or restriction would not have a Material Adverse Effect.

                  (b) CHANGE IN THIRD-PARTY PAYORS. Neither Seller nor any Company has received written notice that any health plan, insurance company, employer or other third-party payor, which is currently doing business with any Company, intends to terminate, limit or restrict its relationship with any Company, except to the extent same would not have a Material Adverse Effect.

                  2.17 BANK ACCOUNTS. SCHEDULE 2.17 sets forth the names of each bank or depository in which any Company (or Seller with respect to the Business) maintains any bank account, trust account or safety deposit box, the account numbers for each, and the names of all persons authorized to draw therein or that have access thereto.

                  2.18 INSURANCE COVERAGE. Each Company or Seller has in full force and effect policies of insurance of the type and in amounts providing protection for each Company consistent with sound business practices and prudent risk management applicable to businesses of the size and nature of the Companies. SCHEDULE 2.18 attached hereto constitutes a true and complete description of (i) all of the policies in force and effect in respect of each Company (the "Policies"); (ii) all current and open or known claims under any of the Policies; and (iii) all written claims in excess of $10,000 individually, or $50,000 in the aggregate, made against any Company, during the past three years whether or not covered by insurance. Neither Seller nor any Company has received any notice of cancellation in respect of insurance coverage under the Policies. All premiums due and payable in respect of the Policies have been paid. There are no pending or, to the Knowledge of the Seller, threatened terminations or premium increases with respect to any of the Policies and each Company is in compliance with all material conditions contained therein. Notwithstanding anything herein to the contrary, it is understood that all insurance coverage for the Companies has been maintained through policies owned by Seller and that such policies will not be transferred to Purchaser or the Companies on or after the Closing Date.

                  2.19 ERISA.

                  (a) Neither Seller (with respect to Employees) nor any Company maintains, or makes contributions to, and neither Seller (with respect to Employees) nor any Company has at any time in the past two years maintained or made contributions to, any employee benefit plan which is subject to the minimum funding standards of Employee Retirement Income Security Act of 1974, as amended ("ERISA") or subject to the terms of the Multi-employer Pension Plan Amendment Act of 1980.

                  (b) Except for the employment agreements set forth in SCHEDULE
2.16 AND SCHEDULE 2.14, SCHEDULE 2.19(b) sets forth each severance agreement, and each plan, agreement, bonus plan, deferred compensation agreement, employee pension, profit sharing, savings or retirement plan, group life, health, or accident insurance or other employee benefit plan, agreement, arrangement or commitment by which any Company is bound. SCHEDULE 2.19(b), AND SCHEDULE 2.14 AND 2.16 also sets forth, any material commitment arising under severance, holiday, vacation, Christmas or other bonus plans (including, but not limited to, "employee benefit plans", as defined in Section 3(3) of ERISA) maintained by Seller or any Company for any Employees or with respect to which Seller or any Company have liability with respect to any Employees, or make or have an obligation to make contributions on behalf of Employees (collectively the "Plans").

                  (c) SCHEDULE 2.19(c) identifies all Employees on leave of absence eligible to receive health benefits, as required by the continuation health care coverage provisions of Section 4980B of the Code or Section 601 through 608 of ERISA ("COBRA"). Notice of the availability of COBRA coverage has been provided to all Employees on leave of absence entitled thereto, and all persons electing such coverage are being (or have been, if applicable) provided such coverage.

                  (d) No Plan has engaged in any "prohibited transaction" as defined in Section 4975 of the Code, or has incurred any "accumulated funding deficiency" as defined in Section 302 of ERISA, nor has any reportable event as defined in Section 4043(b) of ERISA occurred with respect to any such Plan.

                  (e) With respect to each Plan, all required filings, including all filings required to be made with the United States Department of Labor and Internal Revenue Service, have been timely filed, and the present value of all accrued benefits under each such plan does not, as of the date hereof, exceed the value of the respective net assets of each such plan applicable to such benefits.

                  (f) Each of the Plans intended to qualify under Section 401 of the Code satisfies the requirements of such Section and has received a favorable determination letter from the Internal Revenue Service.

                  2.20 NO BROKERS OR FINDERS. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Seller or any Company for any commission, fee or other compensation as a finder or broker as a result of the consummation of this Agreement, except as disclosed on SCHEDULE 2.20.

                  2.21 TRANSACTIONS WITH AFFILIATES. Except as disclosed in
SCHEDULE 2.21, there are no loans, leases or other continuing transactions between any Company or Seller with respect to the Business, on the one hand, and any officer or director of Seller or any Company or any person owning five percent (5%) or more of the common stock of Seller or any respective family member or affiliate of such officers, directors or shareholders, on the other hand.

                  2.22 NO CONFLICTS OR DEFAULTS. Except as set forth on SCHEDULE 2.22, the execution, delivery and performance by Seller and each Company of this Agreement and the Related Documents to which it is or will be a party and any of the transactions contemplated hereby or thereby does not and will not (i) violate or conflict with, with or without the giving of notice or the passage of time or both, any provision of (A) the respective certificates of incorporation or bylaws of the Seller or such Company, (B) except to the extent same would not have a Material Adverse Effect, any agreement, indenture or other instrument applicable to the Seller or such Company or any of their respective properties, or (C) any law, rule, regulation, order, judgment, writ, injunction or decree applicable to the Seller or such Company or any of their respective properties,
(ii) result in the creation of any Lien, other than Permitted Liens, upon the properties, assets or revenues, of the Seller or such Company, respectively,
(iii) require the consent, waiver, approval, order or authorization of, or declaration, registration, qualification or filing with, any Person (except where the failure to obtain same would not have a Material Adverse Effect), or
(v) to the Knowledge of the Seller, cause such Company to lose the benefit of any right or privilege it presently enjoys or cause any Person who is expected to normally do business with such Company to discontinue to do so on the same basis, except where such loss of benefit or privilege or discontinuation of business would not have a Material Effect. No Company (nor Seller with respect to the Business) is in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would
(i) constitute a default under, or breach or violation of, any Legal Requirement, indenture, agreement or instrument applicable to such Company or the Business, or (ii) accelerate or permit the acceleration of the performance required under, or give any other party the right to terminate, any indenture, agreement or instrument applicable to such Company or the Business, other than defaults, breaches, violations or accelerations that would not have a Material Adverse Effect. All the contracts listed on SCHEDULES 2.11 AND 2.16 are valid and enforceable and are in full force and effect, and to the Seller's knowledge there are no defaults by either Seller or any Company under any of such contracts or, to the Knowledge of the Seller, by any other party thereto, except to the extent same would not have a Material Adverse Effect. Except as disclosed on SCHEDULE 2.22, the performance by the Seller of this Agreement and the Related Agreements will not result in the termination of, or in any increase of any amounts payable under, any contract listed on SCHEDULES 2.11 AND 2.16.

                  2.23 ENVIRONMENTAL COMPLIANCE. To the Knowledge of Seller, Seller and each Company are in compliance in all material respects with all environmental and related Legal Requirements applicable to the Business, the Assets and the real property covered by the real property leases, including, but not limited to, the Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Federal Water Pollution

Control Act, as amended by the Clean Water Act, and subsequent amendments, the Federal Toxic Substances Control Act, as amended, and the Clean Air Act, as amended, with respect to environmental matters, public or workplace health or safety, or hazardous, toxic or infectious wastes, materials or substances (including medical wastes) or petroleum products, materials or wastes or radioactive substances or wastes (collectively "Environmental Laws"), except to the extent noncompliance would not have a Material Adverse Effect. The foregoing representation and warranty applies to the operation of the Business and the use of the Assets including, but not limited to, the use, handling, treatment, storage, transportation and disposal of any hazardous, toxic or infectious waste, material or substance (including medical waste) or petroleum products, material or waste or radioactive substances or waste whether performed on any of the properties covered by the real property leases or at any other location. To the Knowledge of Seller, no investigation or review is pending or threatened by any Governmental Authority or other party with respect to any alleged violation by Seller or any Company with respect to the Business of any Environmental Law, the need for any work, repairs, or demolition by any Seller or any Company, on or in connection with any property in order to comply with any Environmental Law, or any actual or threatened release (including, but not limited to, any spill, discharge, leak, emission, ejection, escape or dumping) or inadequate storage of, or contamination caused by any hazardous, toxic or infectious waste, material or substance (including medical waste) or petroleum product, material or waste or radioactive substance or waste, or any such constituent which would have a Material Adverse Effect.

                  2.24 DISCLOSURES. No representation or warranty by the Seller or the Companies contained in this Agreement or any schedule, exhibit or certificate delivered in accordance therewith and no written statement or document furnished by the Seller or the Companies, contains, as of the date on which made or reaffirmed, any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which such statements were made, not misleading in any material respect.

                  2.25 ACCOUNTS RECEIVABLE. Each of the accounts receivable of the Companies constitutes a valid claim in the full amount thereof against the debtor charged therewith on the books of the Companies, and has been acquired in the ordinary course of Companies' business.

                  2.26 MEDICARE/MEDICAID PARTICIPATION. The Companies are certified for participation or enrollment in Medicare and Medicaid programs, have a current and valid provider contract with the Medicare and Medicaid programs or other third party reimbursement source (inclusive of managed care organizations), are in compliance with the conditions of participation of such programs, except for such certification, contracts, compliances, approvals, and qualifications which, individually or in the aggregate, would not have a Material Adverse Effect.

            ARTICLE III: REPRESENTATIONS OF PURCHASER AND CONTINUCARE

         Each of Purchaser and Continucare hereby represents and warrants to the Seller as follows:

                  3.1 ORGANIZATION AND CORPORATE POWER. Each of Purchaser and Continucare is a corporation, duly organized, validly existing and in good standing under the laws of the State of Florida, and has all requisite corporate power and authority to own its properties and to carry on its business as presently conducted. Each of Purchaser and Continucare is duly licensed or qualified to do business as a foreign corporation in each jurisdiction wherein the character of its property, or the nature of the activities presently conducted by it, makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect on Continucare. Neither Continucare nor Purchaser is in violation in any material respect of its respective articles of incorporation or bylaws.

                  3.2 AUTHORIZATION. Each of Purchaser and Continucare has all necessary corporate power and authority, and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Purchaser and Continucare of this Agreement and the Related Agreements to which the Purchaser is a party, and the consummation of the transactions contemplated herein or therein. This Agreement is, and upon execution and delivery, the Related Agreements to which the Purchaser and Continucare is a party will be, valid and binding obligations of the Purchaser and Continucare, enforceable in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy. insolvency, moratorium or similar laws which affect creditors, rights generally.

                  3.3 ABSENCE OF CONFLICTING AGREEMENTS. Neither the execution or delivery of this Agreement or of any of the Related Agreements by Purchaser and Continucare, nor the performance by Purchaser and Continucare of the transactions contemplated hereby and thereby, conflicts with, or constitutes a breach of or a default under (a) the respective articles of incorporation or by-laws of Purchaser and Continucare; or (b) except to the extent same would not have a Material Adverse Effect on Continucare, any agreement, indenture or other instrument applicable to Continucare or Purchaser or any of their respective properties; or (c) any law, rule, regulation, judgment, order, writ, injunction or decree applicable to Continucare or the Purchaser.

                  3.4 NO BROKERS OR FINDERS. No person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Purchaser or Continucare for any commission, fee or other compensation as a finder or broker because of any act or omission by the Purchaser, except as disclosed on SCHEDULE 3.4.

                             ARTICLE IV: TAX MATTERS

                  4.1 TERMINATION OF TAX SHARING AGREEMENT. Except as otherwise provided in this Article IV, all tax sharing agreements, arrangements, policies and guidelines, formal or informal, express or implied, that may exist between the Companies and Seller or its affiliates and all obligations thereunder shall terminate as of the date hereof and no Company shall have any liability thereunder for any and all amounts due in respect of periods prior to the date hereof.

                  4.2 SELLER'S RETURNS AND TAXES.

                  (a) Each Company shall continue to be included for all taxable periods ending on or before the date hereof in the consolidated federal income Tax Return of which Seller is the common parent and any required state or local consolidated, combined or unitary income or franchise Tax Returns that include the Company (all such Tax Returns including taxable periods of the Company ending on or before the date hereof are hereinafter referred to as "Pre-Closing Consolidated Returns").

                  (b) Seller shall timely prepare and file (or cause to be prepared and filed) all Pre-Closing Consolidated Returns, all other income Tax Returns of the Companies for taxable periods that end on or before the date hereof, and all other Tax Returns of the Companies required to be filed on or before the date hereof ("Seller's Returns"). All Seller's Returns shall be prepared in a manner consistent with prior practice. Seller shall timely pay (or cause to be paid) all Taxes shown as due and payable on the Seller's Returns including, without limitation, all Taxes payable as a result of the Elections under Section 4.7 ("Seller's Taxes").

                  (c) Purchaser and Seller agree that if a Company is permitted under any applicable state or local income tax law to treat the date hereof as the last day of a taxable period, Purchaser and Seller shall treat (and cause their respective affiliates to treat) the date hereof as the last day of a taxable period.

                  4.3 PURCHASER'S RETURNS AND TAXES. Purchaser shall timely prepare and file (or cause to be prepared and filed) all Tax Returns required by law of each Company that are not required to be prepared and filed by Seller pursuant to Section 4.2 ("Purchaser's Returns"). Purchaser shall timely pay or cause to be paid all Taxes relating to Purchaser's Returns ("Purchaser's Taxes").

                  4.4 TAX COOPERATION. Purchaser and Seller shall reasonably cooperate with the other in connection with the preparation of all Tax Returns with respect to the Companies and with any tax investigation, audit or other preceding related to the Companies. Purchaser and Seller and their subsidiaries shall preserve all information, returns, books, records, and documents relating to any liabilities for Taxes with respect to a taxable period until the later of the expiration of all applicable statutes of limitation and extensions thereof, or the conclusion of all litigation with respect to Taxes for such period.

                  4.5 INDEMNIFICATION.

                  (a) After the date hereof, Seller shall indemnify and hold harmless Purchaser from and against (i) any Taxes related to Seller's Returns, including any and all Taxes payable as a result of the Elections under Section 4.7; (ii) any Taxes related to Purchaser's Returns attributable to or apportioned to any period on or before the date hereof and (iii) any increase in Tax liability resulting from any Company being severally liable for any Taxes of Seller's or any other consolidated group of which the Company was a member on or before the date hereof pursuant to Treasury Regulations ss. 1.15026 or any analogous state or local tax provision. Seller shall pay such amounts as it is obligated to pay to Purchaser under the preceding sentence within 15 days after payment of any applicable Tax liability by Purchaser or the applicable Company.

                  (b) After the Closing Date, Purchaser shall indemnify and hold harmless Seller and its subsidiaries from and against any Tax liability with respect to Purchaser's Taxes that are allocable to or apportioned to a period after the date hereof. Purchaser shall pay such amounts within 15 days after payment of any such Tax liability by Seller or its subsidiaries.

                  (c) If a period reflected in a Purchaser's Return includes a period prior to the date hereof, the portion of Purchaser's Taxes attributable to the period on or before the date hereof shall, in the case of real and personal property Taxes, be determined on basis of a ratable daily apportionment and, in the case of other Taxes, be apportioned based on the actual operations of the Company.

                  4.6 NOTIFICATION OF PROCEEDINGS; CONTROL; REFUNDS.

                  (a) In the event that Purchaser or the Company receives notice, whether orally or in writing, of any pending or threatened federal, state, local, municipal or foreign tax examinations, claims settlements, proposed adjustments, assessments or reassessments or related matters with respect to Taxes that could affect Seller, or if Seller receives notice of matters that could affect Purchaser or a Company, the party receiving notice shall notify in writing the potentially affected party within 10 days thereof. The failure of any party to give the notice required by this paragraph shall not impair that party's rights under this Agreement except to the extent that the other parties demonstrate that they have been damaged thereby.

                  (b) Each of Seller and Purchaser (as applicable, the "Controlling Party") shall have the right to control any audit or examination by any taxing authority, initiate any claim for refund, file any amended return, contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment relating to or with respect to those Tax Returns that each is required to prepare and file pursuant to Sections 4.2 and 4.3; provided that, in the event that any such adjustment could have an adverse effect on the Tax liability of the other party (or affect the Purchaser by having an effect on the Tax liability of the Company) (the "Affected Party"), the Controlling Party (i) shall give the Affected Party written notice of any such adjustment, (ii) shall permit the Affected Party to participate in the proceeding to the extent the adjustment may affect the Tax liability of the Affected Party and (iii) shall not settle or otherwise compromise such proceeding without the prior written consent of the Affected Party, which consent shall not be unreasonably withheld. Seller and Purchaser shall each be entitled to retain for its own account any refunds of Taxes attributable to those Tax Returns that each is required to prepare and file pursuant to Sections
4.2 and 4.3 and shall pay to the other the amount of any refund to which the other is entitled within 15 days after the receipt of such refund.

                  4.7 SECTION 338 MATTERS. Seller and Purchaser agree that they shall jointly make or cause to be made the election under Section 338(h)(10) of the Code and Treasury regulations section 1.338(h)(10)-1(d) and any corresponding election under state, local, or foreign tax law (the "Elections") with respect to the purchase and sale of the stock of each of the Companies. If Seller is not the common parent of a "selling consolidated group" of which the companies are members, as that term is defined under Treasury Regulations section 1.338(h)(10)-1(c), Seller shall cause the person that is the common parent with respect to the Companies to join in making the Elections with Purchaser. (The person authorized to make the Elections with respect to the Companies is referred to as the "Authorized Person" herein). Seller and purchaser agree that MADSP (as such term is used in Treasury Regulations section 1.338(h)(10)-1(f)) for Purchaser's purchase of the Companies shall be allocated among the assets in accordance with the provisions of that section. Such allocation (the "Assets Allocation") shall be agreed to by Seller and Purchaser as soon as practicable after the date hereof. If Seller and Purchaser are unable to agree on the Asset Allocation, such allocation shall be determined on the basis of an appraisal prepared by the Accounting Firm (as defined below). Purchaser shall prepare IRS Form 8023 (and any required attachments) and any similar state, local, or foreign tax forms (and any required attachments) required to make the Elections (collectively, the "Election Forms" and each singularly, the "Election Form") and shall submit the Election Forms to Seller no later than 75 days prior to the date the Election Forms are required to be filed. In the event of any dispute with regard to the content of any Election Form (including any dispute concerning the Asset Allocation), the parties shall diligently attempt to resolve such dispute. If they have not done so by the thirtieth day prior to the date the election form in question is required to be filed, the dispute shall be resolved by a nationally recognized firm of independent auditors acceptable to both Seller and Purchaser (the "Accounting Firm") at least 10 days prior to the time the Election Form is required to be filed. Seller shall promptly cause the Election Forms to be duly executed by the Authorized Person and shall return such Election Forms to Purchaser. Purchaser shall duly and timely file the Election Forms in accordance with applicable tax laws and the terms of this Agreement. Seller and Purchaser shall take or cause to be taken any other actions that are necessary for making or perfecting the Elections. Purchaser shall provide Seller with a copy of the Election Forms as filed. Seller and Purchaser shall report all transactions pursuant to this Agreement in a manner that is consistent with the Elections and shall take no position contrary thereto unless required to do so pursuant to a "determination" within the meaning of Section 1313 of the Code or an analogous provision under state, local, or foreign tax law. Purchaser and Seller shall each pay one-half of the cost of any fees and expenses of the Accounting Firm. The parties agree that a violation of the provisions of this Section 4.7 is a proper subject of injunctive relief.

                  4.8 TAX EFFECT OF PAYMENTS. Purchaser and Seller agree that any indemnification payments made pursuant to this Section 4.5 shall be treated for tax purposes as an adjustment to the Purchase Price unless otherwise required by applicable law.

                 ARTICLE V: OBLIGATIONS OF PARTIES AFTER CLOSING

                  5.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by each party in this Agreement and in each Schedule or in any of the Related Agreements shall survive the date hereof and for a period of nine (9) months after the date hereof notwithstanding any investigation at any time made by or on behalf of the other party, provided that no time limitation shall be applicable with respect to any claims relating to the Non-Assumed Obligations or a claim of fraud against any party, or a claim pursuant to Section 4.5 hereof. All representations and warranties related to any claim asserted in writing prior to the expiration of the applicable survival period shall survive (but only with respect to such claim) until such claim shall be resolved and payment in respect thereof, if any is owing, shall be made.

                  5.2 INDEMNIFICATION.

                  (a) The Seller shall indemnify and defend and hold harmless Purchaser and Continucare, and its respective officers, directors, employees, agents, representatives and affiliates against and with respect to any and all damages, claims, losses, penalties, liabilities, actions, fines, costs and expenses (including, without limitation, reasonable attorney's fees and expenses) (all of the foregoing hereinafter collectively referred to as a "Loss"), regardless of whether an action has been filed or asserted against Purchaser or Continucare after the date hereof, arising from, in connection with or with respect to the following items (i) any misrepresentation or breach of warranty under this Agreement or any Related Agreements, or (ii) any failure to fulfill any agreement or covenant on the part of any Seller or Company in this Agreement; or (iii) any assertion or claim against Purchaser or Continucare of any Non-Assumed Obligations (iv) any and all actions, suits, proceedings, judgments, settlements (to the extent approved or entered into by Seller or Company as hereinafter provided), costs, penalties and legal and other expenses incident to any of the foregoing; provided that the Seller's maximum aggregate liability under this Section 5.2(a) shall not exceed $2,500,000 (the "Indemnity Cap"). It is expressly understood that Seller's liability, if any, resulting from fraud and the Non-Assumed Obligations shall be excluded from the Indemnity Cap.

                  (b) Each of Purchaser and Continucare shall indemnify and defend and hold harmless Seller and its respective officers, directors, employees, agents and affiliates against and with respect to any and all Losses, regardless of whether an action has been filed or asserted against Seller after the date hereof, arising from, in connection with or with respect to the following items: (i) any misrepresentation, breach of any warranty, or failure to fulfill any agreement or covenant on the part of Purchaser or Continucare under this Agreement or any Related Agreements, (ii) any Loss arising out of the operation or ownership of the Assets or the operation of the Business after the date hereof, (iii) any Loss arising in respect of any stated monetary obligation (including severance and benefits) contained in any of the Executive Employment Agreements, whether accruing prior to or after the date hereof, other than Non-Assumed Obligations, (iv) any obligations arising under the Executive Employment Agreements after the date hereof, and (v) any and all actions, suits, proceedings, judgments, settlements (to the extent approved or entered into by Purchaser as hereinafter provided), costs, penalties and legal and other expenses incident to any of the foregoing, PROVIDED that the maximum aggregate liability of the Purchaser and Continucare shall not exceed $2,500,000 under this Section 5.2(b). It is expressly understood that Purchaser's liability, if any, resulting from fraud or from any Loss arising out of the ownership and operation of the Assets or the operation of the Business after the date hereof shall be excluded from the Indemnity Cap.


                  (c) Any claim for indemnification under this SECTION 5.2 must be asserted by written notice by a date which is nine (9) months following the date hereof, except that (i) any claim based upon a breach of any of Seller's covenants herein may be asserted until the applicable period of limitations for breach shall have expired, and (ii) any claim based upon a claim relating to the Non-Assumed Obligations or fraud may be asserted with no such time limitation.

                  (d) If any action or proceeding be commenced, or if any claim, demand or assessment be asserted, in respect of which any party ("Indemnitee") proposes to hold any other party ("Indemnitor") liable under the indemnity provisions of this SECTION 5.2 (a "Claim"), then if the Indemnitor shall, at its option, acknowledge its indemnification obligation and notify indemnitee of its election to contest or defend any such Claim, such Indemnitor shall be entitled, at its sole cost and expense, to contest or defend the same with counsel of its own choosing, and Indemnitee shall not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the prior written consent of the Indemnitor so long as any Indemnitor is contesting or defending the same in good faith, and Indemnitee (and its successors and assigns) shall cooperate with the Indemnitor in the contest or defense thereof (and the Indemnitor shall reimburse Indemnitee for the Indemnitee's reasonable actual out-of-pocket expenses incurred in connection with such cooperation) and Indemnitee shall enter into any settlement with respect thereto recommended by Indemnitor so long as the amount of such settlement is paid by the Indemnitor and no obligation to perform or refrain from performing any act shall be imposed upon Indemnitee by reason thereof and such settlement otherwise is reasonable.

                  (e) Notwithstanding the foregoing, any Indemnitee shall be entitled to conduct its own defense at the reasonable cost and expense of the Indemnitor if not doing so would materially prejudice the Indemnitee due to the nature of any claims or counterclaims presented or by virtue of a conflict between the interest of the Indemnitee and the Indemnitor, and provided further that in any event the Indemnitee may participate in such defense at its own expense. If Indemnitee shall have given Indemnitor at least thirty (30) days prior written notice that it intends to assume the defense of any Claim and if the indemnitor fails to assume the defense of such Claim as provided above by the end of such thirty (30) day period or such later reasonable time (which shall be such period of time as will not result in prejudice to the rights of the Indemnitee), then the Indemnitee shall have the right to prosecute and conduct its own defense by counsel of its choice, and in connection therewith shall have full right to conduct the defense thereof and to enter into any compromise or settlement thereof with the consent of the Indemnitor (which shall not unreasonably be withheld, conditioned or delayed). Such defense shall be at the cost and expense of the Indemnitor if it is subsequently determined that the Indemnitor was obligated to defend or indemnify the Indemnitee with respect to such action, proceeding, claim, demand or assessment.

                  (f) Any claim of indemnification against Seller shall, once such claim has been resolved by written agreement or has culminated in a final nonappealable determination rendered either by binding arbitration or by a court of competent jurisdiction, be satisfied by offsetting such amount against the Note; provided that, if any amount under the Note is otherwise due and payable to Seller while any such claim is outstanding, Purchaser and Continucare shall pay into an interest bearing escrow account the amount of the indemnification (subject to the Indemnification Cap) which Purchaser in good faith claims to be owing from Seller, rather than paying such amount to Seller, until such claim is resolved. If there remains unsatisfied claims after such offset, Continucare and Purchaser shall have full recourse against the Seller for payment of such balance (subject to the Indemnification Cap).

                  5.3 RESTRICTIONS.

                  (a) From and after the date hereof, Seller shall not disclose, to any Person or entity, or make use of, without the authorization of Continucare, any non-public pricing strategies or records of Seller which had been used exclusively in connection with the Business, any proprietary data or trade secrets owned by Seller and included in the Assets or any financial or other information about Seller which related exclusively to the Business; provided that the foregoing restrictions shall not apply to any information which: (i) is or becomes publicly known through no negligent or wrongful act or omission on the part of Seller; (ii) is or becomes available to the disclosing party on a non-confidential basis from a third party without a similar restriction and without breach of this Agreement; (iii) is approved for release by Purchaser;
(iv) is required to be disclosed in accordance with applicable law.

                  (b) During the period terminating on the second anniversary of the date hereof, Seller shall not directly or indirectly through any entity controlled directly or indirectly by it, solicit for purposes of employment, any Employee; provided, however, that the foregoing shall not apply to general advertisements or other appeals seeking employees generally made to the public.

                  (c) Seller acknowledges that the restrictions contained in this Section 5.3 may be specifically enforced.

                  5.4 DELIVERY OF RECORDS. On the date hereof, Seller shall deliver, cause to be delivered, or make available to Purchaser all records and files then in Seller's possession relating to the operation of the Business.

                  5.5 ACCESS TO RECORDS. After the Closing, at reasonable times and on reasonable notice, each party shall have access to the other party's books and records pertaining to such party's operations which were delivered to the other party (and shall be permitted to make copies of any portion thereof), and each party shall retain such books and records for a period of six years after the date hereof, except as hereinafter provided. During such six-year period, each party shall notify the other party of its intention to dispose of or destroy any of such books and records and, upon the other party's request, shall deliver such books and records to such party.

                  5.6 COOPERATION - FURTHER ASSISTANCE. From time to time, as and when reasonably requested by Purchaser or Seller, respectively, after the Closing, the other of them will execute and deliver, or cause to be executed and delivered, all such documents, instruments and consents and will use reasonable efforts to take all such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement, and, with respect to a request by Purchaser, to vest in Purchaser good title to, possession of and control of all of the Assets.

                  5.7 AUDITED FINANCIAL STATEMENTS. Within seventy (75) days following Closing, Seller will cause to be prepared by C.W. Amos & Co., LLC and will deliver to Purchaser, audited financial statements of the Companies, pertaining solely to the Business, as of and for the three (3) years ended December 31, 1997. Seller will advise C.W. Amos & Co., L.L.C. that such audited financial statements will be filed by Continucare with the Securities and Exchange Commission as required under the Securities Exchange Act of 1934 and that, accordingly, such financial statements must be prepared in accordance with GAAP and Regulation S-X. Seller shall bear the expense of the audited financial statement for the one-year period ended December 31, 1997, and Purchaser shall bear the expense of the prior two years' audited statements.

                  5.8 TERMINATION OF CONTRACTS. As soon as is reasonably practicable after the Closing, but in any event within sixty (60) days following Closing, IHS will cause to be terminated the therapy contracts listed under the heading "LTC Contracts" on Schedule 2.16, other than those identified as

Northside Health, and Purchaser, Continucare, and the Companies agree that IHS shall have the right to so terminate.

                  5.9 LOCKBOX COLLECTIONS. Any proceeds of the Companies' accounts receivable from the Business which are collected after the Closing into Barnett lockbox account number 1611797593 (which lockbox is being retained by Seller after the Closing), shall be promptly remitted to the Companies.

                  5.10 EMPLOYEE MATTERS. For a period of ninety (90) days following the Closing, (i) Seller shall maintain, at the sole expense of the Purchaser, the existing health insurance coverage for those persons who are now and who continue to be employees of the Companies, and (ii) Purchaser shall be entitled to utilize the Companies' Coral Springs office for billing and collection functions to be performed on behalf of the Companies by substantially the same employees as are currently employed at such office.

                  5.11 CONSULTING AGREEMENT. Upon termination of the contracts referred to in Section 5.8, above, IHS shall enter into a consulting agreement with the Purchaser pursuant to which the Purchaser shall advise and consult with IHS with respect to the possible establishment of certified outpatient rehabilitation facilities, which consulting agreement shall be for a term of four (4) months at a rate of $100,000 per month payable to Purchaser on the first day of each month in advance.

                  5.12 INSURANCE MATTERS. For a period of up to fourteen (14) days following the Closing, IHS shall maintain in effect insurance coverages with respect to the Companies for commercial general liability, workers compensation, commercial property, umbrella liability, commercial automobile, commercial crime and any medical professional liability, but only to the extent that such coverages are in effect immediately prior to the Closing. Purchaser shall, upon demand, promptly reimburse IHS for all costs associated with such insurance coverage for the Business after the Closing, including all premiums, retention amounts, deductibles, and non-covered claims and expenses. All insurance coverages maintained by IHS during the aforementioned 14-day period will be replaced by Purchaser with its policies of insurance which shall in all cases be retroactive to the date of Closing. Purchaser expressly acknowledges and agrees that the Companies (and not IHS) shall continue to be responsible for all claims and litigation asserted against the Companies and arising out of events pertaining to the Business prior to the Closing other than the Non-Assumed Obligations. Purchaser promptly shall transfer all insurance claims and litigation that are based upon Business related events prior to the Closing to an account of the Purchaser at Gallagher Bassett Services, Inc. and, thereafter, shall fund into such account all payments, and follow such other procedures, as shall be reasonably necessary to maintain existing excess insurance coverages with respect to such claims and litigation. Notwithstanding the foregoing, all medical professional liability claims that arise out of operation of the Business prior to the Closing but are reported after the Closing shall be covered by Purchaser's insurance policies.

                         ARTICLE VI: CERTAIN DEFINITIONS

         As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Assets" shall mean all of the tangible and intangible assets of the Companies as of the date hereof.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations and interpretations thereunder.

         "GAAP" means generally accepted accounting principles, consistently applied.

         "Governmental Authority" means any nation or country (including but not limited to the United States) and any state, commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, panels, ministries or other instrumentalities.

         "Indebtedness" means all obligations, contingent or otherwise, whether current or long-term, which in accordance with GAAP would be classified upon the obligors, balance sheet as liabilities (other than deferred taxes) and shall also include capitalized leases, guarantees, endorsements (other than for collection in the ordinary course of business) or other arrangements whereby responsibility is assumed for the oblig ations of others, including any agreement to purchase or otherwise acquire the obligations of others or any agreement, contingent or otherwise, to furnish funds for the purchase of goods, supplies or services for the purpose of payment of the obligations of others, other than accounts or trade payables in the ordinary course of business.

         "Knowledge of the Seller" or "Seller's Knowledge" means the actual knowledge of with respect to the matter in question of any of the following persons: Jim Hough, Mary Catchur, Dave Kramp, Rob Stobo, Debbie Reardon, Joan Miller, and Joseph Faulk.

         "Legal Requirements" means, when described as being applicable to any Person, any and all laws (statutory, judicial or otherwise) (including, but not limited to, the federal Occupational Safety and Health Act of 1970, 42 U.S.C. ss. 1320a-7b, the statutes recodified or enacted by the federal Medicare and Medicaid Patient and Program Protection Act of 1987 and the Americans With Disabilities Act of 1990) ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any contracts, agreements or undertakings with, any Governmental Authority, in each case as and to the extent applicable to such Person or such Person's business, operations or properties.

         "Lien" shall mean any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

         "Material Adverse Change" or "Material Adverse Effect" means a material adverse change in, or the occurrence of any event which will or would have a material adverse change in the assets, properties, liabilities, business, affairs, results of operations, financial condition of the Companies or Continucare, as the case may be, taken as a whole.

         "Person" means an individual, corporation, partnership, joint venture, trust or unincorporated organization or a government or agency or political subdivision thereof.

         "Purchase Agreements" means the following agreements:

         (i) Stock Purchase Agreement, dated as of August 1, 1996, among Integrated Health Services, Inc. and Joseph Faulk and Roger Van Dyke and J.R. Rehab Associates, Inc.;

         (ii) Asset Purchase Agreement, dated as of April 7, 1997, among Integrated Health Services, Inc. and Coastal Rehabilitation, Inc. and Kim Rubel, John Redrup;

         (iii) Amended Restated Agreement of Merger, dated as of June 1, 1996, among Integrated Health Services, Inc., Integra Acquisition Corp., IntegraCare, Inc. and Dana J. Pusateri, B.J. Collister, Sally Hemlepp, Wayne M. Stillerman, Juan C. Cocuy, Frank Chaviano, Martin Satiago.

         "Related Agreements" mean any other agreements or instruments to be executed in connection herewith or therewith.

         "Taxes" means all federal, state, local, and foreign income, payroll, withholding, excise, sales, use, real and personal property, use and occupancy, business and occupation, mercantile, real estate, capital stock, franchise and other taxes, including interest and penalties thereon and all estimated taxes.

         "Tax Returns" means all returns or reports, including accompanying schedules, with respect to Taxes.

                           ARTICLE VII: MISCELLANEOUS

                  7.1 AMENDMENTS AND WAIVERS. This Agreement may not be amended, nor any provision hereof waived, unless such amendment or waiver is approved in writing by Continucare and Seller. No delay in the exercise of any rights hereunder shall operate as a waiver of any rights of Continucare.

                  7.2 NOTICES. All notices, requests, consents, reports and demands shall be in writing and shall be hand delivered, sent by facsimile or other electronic medium, or mailed, postage prepaid, to Continucare or to the Seller at the address set forth below or to such other address as may be furnished in writing to the other parties hereto. A notice shall be deemed effective (i) upon delivery if by hand (ii) on the date faxed or electronically transmitted, if confirmation of such transmission is obtained, and (iii) upon the third day following mailing as set forth above.

If to any Seller:            Integrated Health Services, Inc.
                             10065 Red Run Boulevard
                             Owings Mills, MD 21117
                             Attn: Marshall A. Elkins, General Counsel

                                          and

                             Integrated Health Services, Inc.
                             10065 Red Run Boulevard
                             Owings Mills, MD 21117
                             Attn: Brian Davidson, Executive Vice President

With a copy to:              Blass & Driggs, Esqs.
                             461 Fifth Avenue, 19th Fl.
                             New York, NY 10017
                             Attn: Michael S. Blass, Esq.

Continucare or the Purchaser:      Continucare Corporation
                                   100 S.E. 2nd Street, 36th Floor
                                   Miami, Florida 33131
                                   Attention: Charles M. Fernandez, President

With copy to:                      Greenberg, Traurig, Hoffman, Lipoff,
                                   Rosen & Quentel, P.A.
                                   1221 Brickell Avenue
                                   Miami, Florida 33131
                                   Attention: Rebecca R. Orand, Esq.


                  7.3 EXPENSES. Each of the parties to this Agreement shall bear its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby (it being understood that Seller shall bear all costs and expenses of the Companies).

                  7.4 INDEMNIFICATION FOR BROKER FEES. The Seller agrees to indemnify and save harmless Continucare, and the Purchaser and Continucare agree to indemnify and save harmless the Seller, and its partners, officers, directors, employees and agents, from and against any and all actions, causes of action, suits, losses, liabilities and damages, and expenses (including, without limitation, reasonable attorney's fees and disbursements in connection therewith) for any brokers or finders fees arising with respect to brokers or finders engaged by the non-indemnifying party.

                  7.5 COUNTERPARTS. This Agreement and any exhibit hereto may be executed in multiple counterpart, each of which shall constitute an original but all of which shall constitute but one and the same instrument. One or more counterparts of this Agreement or any exhibit hereto may be delivered via telecopier, with the intention that they shall have the same effect as an original counterpart hereof.

                  7.6 EFFECT OF HEADINGS. The article and section headings herein are for convenience only and shall not affect the construction hereof.

                  7.7 FURTHER ASSURANCES. Each of the parties shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement.

                  7.8 GOVERNING LAW; ARBITRATION. This Agreement shall be deemed a contract made under the laws of the State of Florida and together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of such State. Other than with respect to injunctive equitable relief sought by either party to this Agreement. All disputes arising after the Closing in connection with this Agreement shall be finally settled under the Rules of the American Arbitration Association (the "Rules") by three
(3) arbitrators appointed in accordance with said Rules. Any such arbitration shall be held pursuant to the Laws of the State of Florida unless the parties hereto mutually agree in writing upon some other location for arbitration. The arbitrators shall not be empowered to award punitive, exemplary and/or consequential damages to any party. There shall be no consolidation of this arbitration with any other dispute or proceeding involving third parties. The provisions of this Agreement shall prevail in case of inconsistency between the Rules and this Agreement.

                  7.9 ATTORNEYS' FEES. In the event that a suit for the collection of any damages resulting from, or for the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the prevailing party shall pay all reasonable costs, fees (including reasonable attorneys' fees) and expenses of the non-prevailing party.

                  7.10 ENTIRE AGREEMENT. This Agreement (including exhibits and schedules), constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and shall supersede all prior negotiations, understandings, agreements, arrangements and understandings, both oral and written, among the parties hereto with respect to such subject matter.

                  7.11 SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted.

                  7.12 BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party.

                  7.13 PUBLICITY. Neither any Company nor the Seller shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing (which approval shall not be unreasonably withheld) of the form and substance thereof by Continucare, except as required by law (in which case, so far as possible, there shall be consultation between the parties prior to such announcement).

         IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth in the first paragraph.



                                             INTEGRATED HEALTH
                                             SERVICES, INC.



                                             By: /s/ Elizabeth B. Kelly
                                                --------------------------------
                                             Name:  Elizabeth B. Kelly
                                             Title: Executive Vice President



                                             CONTINUCARE
                                             CORPORATION



                                             By:  /s/ Charles M. Fernandez
                                                --------------------------------
                                             Name:  Charles M. Fernandez
                                             Title: C.E.O.



                                             CONTINUCARE REHABILITATION
                                             SERVICES, INC.



                                             By:  /s/ Charles M. Fernandez
                                                --------------------------------
                                             Name:  Charles M. Fernandez
                                             Title: C.E.O.



                                             REHAB MANAGEMENT SYSTEMS,
                                             INC.



                                             By: /s/ Elizabeth B. Kelly
                                                --------------------------------
                                             Name:  Elizabeth B. Kelly
                                             Title: Executive Vice President



                                             INTEGRACARE, INC.



                                             By: /s/ Elizabeth B. Kelly
                                                --------------------------------
                                             Name:  Elizabeth B. Kelly
                                             Title: Executive Vice President



                                             J.R. REHAB ASSOCIATES, INC.



                                             By: /s/ Elizabeth B. Kelly
                                                --------------------------------
                                             Name:  Elizabeth B. Kelly
                                             Title: Executive Vice President